AGREEMENT



     This Agreement, made and entered on February 5, 1997, is by and between THOMAS & BETTS CORPORATION, a Tennessee corporation
("T&B"), and T. KEVIN DUNNIGAN, who currently resides at 8683
Players Fairway, Memphis, Tennessee ("Dunnigan"):


                            RECITALS


     Dunnigan is currently serving as Chairman of the Board and Chief Executive Officer of T&B;

     Dunnigan plans to retire as an employee of T&B effective May
7, 1997 (the "Retirement Date");

     T&B desires to secure the continuing services of Dunnigan as Chairman of the Board following the Retirement Date;

     To facilitate an orderly succession in executive and policy-making positions within T&B, T&B and Dunnigan consider it advisable that Dunnigan continue to make his services available to T&B, as provided in this Agreement; and

     T&B and Dunnigan consider it advisable that Dunnigan be compensated for his services to T&B as provided in this Agreement.


     NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, the parties agree as follows.

     1.  RETIREMENT OF DUNNIGAN; PRIOR CONTRACTS ARE TERMINATED.

     Dunnigan shall retire from employment with T&B as of the Retirement Date. Effective on that Date, all existing employment agreements between Dunnigan and T&B, whether written or oral and irrespective of stated expiration dates, shall be terminated and cease to have any effect, other than for any cash or benefits which are payable to Dunnigan prior to the Retirement Date but which remain unpaid. Included among such terminated contracts is the Employment Agreement between T&B and Dunnigan dated September 2, 1987, as amended November 6, 1995, providing for employment after a change of control of T&B.


     2.  RETIREMENT AWARDS, PAYMENTS AND BENEFITS.

     In consideration and recognition of Dunnigan's long and valued services to T&B as employee, executive officer, President, Chief Executive Officer and Chairman of the Board, T&B agrees to make the following awards of stock options and restricted stock to Dunnigan at that time in 1997 when T&B grants stock options and restricted stock awards to its executive officers and employees, and shall make such additional awards and provide such other benefits to Dunnigan as are set forth below:


      (a) Stock Options. T&B will grant to Dunnigan stock options to purchase 52,340 shares of T&B common stock of which 26,170 shares represent the grant that would be made to him in fiscal 1997 as Chief Executive Officer (the "Normal Grant") and 26,170 shares represent a grant pursuant to this Agreement in recognition of his retirement. No other stock option grants will be made to Dunnigan during the term of this Agreement.


      (b)  Restricted Stock Award.  T&B will grant to
Dunnigan a restricted stock award of 28,182 shares of T&B common stock of which 14,091 shares represent the Normal Grant and 14,091 shares represent a grant pursuant to this Agreement in recognition of his retirement. The shares granted in this restricted stock award shall vest in accordance with the terms of T&B's "1993 Management Stock Ownership Plan," except that no portion of this award shall fail to vest in the future on the basis that at the scheduled time for such vesting Dunnigan is no longer an employee of T&B. However, should Dunnigan violate the provisions of either Section 5(a) or 5(b) below, resulting in material injury to T&B, at a time when restrictions on this award have not yet been released, such award shall not vest and the restricted shares shall be forfeited and revert to T&B. No other restricted stock awards will be made to Dunnigan during the term of this Agreement.


      (c) Special Stock Award. T&B will grant to Dunnigan a one-time, special stock award of 32,302 shares of T&B common stock. Dunnigan's rights in the shares of the special stock award shall vest when granted; however, the shares shall be held in escrow and released to Dunnigan in three substantially equal installments on May 7, 1998, May 7, 1999 and May 7, 2000, respectively. This award is subject to the condition that should Dunnigan breach the provisions of either Section 5(a) or 5(b) below, resulting in material injury to T&B, then any deferred installments of this award that remain in escrow shall be forfeited and shall revert to T&B.


      (d) Bonus. T&B shall pay Dunnigan an incentive cash bonus in March 1998, determined in accordance with T&B's practice, as if Dunnigan had served as the Chief Executive
Officer of T&B for the entire fiscal year 1997. No other cash bonus will be paid to Dunnigan during the term of this Agreement.


      (e) Change of Control; Death; Documentation. T&B and Dunnigan shall execute applicable documentation for the stock options, restricted stock award and special stock award granted Dunnigan in Sections 2(a), 2(b) and 2(c), in accordance with standard T&B practice; provided, however, such documents shall include provisions such that if Dunnigan dies or if there is a change in control of T&B before May 7, 2000, any unvested stock options shall become immediately exercisable, and all restrictions on the restricted stock award shall immediately lapse.


      (f)  Definition of Change in Control.  For purposes of
Section 2(e) of this Agreement, a "change in control" of T&B shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if:


      (i) any person or group of persons is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of T&B representing twenty-five percent (25%) or more of the combined voting power of T&B's then outstanding voting securities; or


      (ii)  individuals who, at the date hereof
constitute all the members of the Board of Directors, shall cease for any reason to constitute at least a majority of the Directors, unless the election of each Director who was not a Director on the date hereof was approved by a vote of at least seventy-five percent (75%) of the Directors then still in office who were Directors on the date hereof; or


     (iii)  there shall be consummated (A) any
consolidation or merger of T&B in which T&B is not the continuing or surviving corporation or pursuant to which shares of T&B common stock would be converted into cash, securities or other property, other than a merger of T&B in which the holders of the T&B common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of T&B; or


     (iv) the stockholders of T&B approve a plan or proposal for the liquidation or dissolution of T&B.


     (g)  Executive Retirement Plan.  Pursuant to Section
1.11 of the T&B Executive Retirement Plan, Dunnigan shall be granted such additional months of age to be treated as having retired at age 60, so that he will become entitled as of the Retirement Date to benefits attributable to a retirement age of 60 years.


      (h)  Other Retiree Benefits.  As of May 7, 1997,
Dunnigan shall be entitled to all standard benefits, perquisites and executive benefits which T&B provides for retiring senior corporate executives, including, but not limited to, Major Medical coverage for him and his wife for as long as either lives.


     3.  DUNNIGAN'S POST-RETIREMENT SERVICE AS CHAIRMAN OF THE
         BOARD OF DIRECTORS OF T&B.


      (a)  Term.  The Board of Directors agrees to elect
Dunnigan to the office of Chairman of the Board, and Dunnigan agrees to perform such services for T&B in accordance with the terms and provisions of this Agreement for the period ("Term") which commences on May 7, 1997 and ends on the earliest of: (i) May 6, 2000; (ii) the termination date of this Agreement in accordance with Section 5 hereof, or (iii) the date of Dunnigan's death.


      (b)  Duties.


      (1)  Title; Assignment of Duties.  During the
Term, Dunnigan shall serve as Chairman of the Board of T&B. Dunnigan's duties shall include, but are not limited to, the direction of the affairs of the Board of Directors of T&B, as well as the performance of all duties customarily performed by a person holding the office of Chairman of the Board and any other duties assigned Dunnigan by the Board of Directors. Dunnigan's duties shall also include the performance of projects requested by T&B's Chief Executive Officer, which shall be appropriate to Dunnigan's experience and senior corporate executive status.


     (2) Dunnigan's obligations. In the performance of his duties, Dunnigan shall:


      (i)  devote his knowledge, skill, attention
and energies to the performance of his duties, faithfully, competently, diligently and to the best of his ability;


      (ii)  comply with all T&B policies and rules
and regulations from time to time adopted; and


     (iii)  refrain from, directly or indirectly,
engaging in, rendering any service to, or undertaking any employment with respect to any other business, profession, occupation or endeavor for any person, firm, corporation, association or other entity, without the prior consent of the Board of Directors of T&B, as reflected in the minutes of the meetings of the Board or any of its committees;

     provided, however, nothing in this Section 2(b) shall be construed as preventing Dunnigan either from investing his assets in such a form or manner as shall not require any services on his part in the operation of the affairs of any entity in which such investment is made, or from serving as a director of any other company, as long as such activities do not interfere with the performance of Dunnigan's duties under this Agreement.


     (c)  Compensation, Benefits and Expenses.   During
the Term of this Agreement, T&B shall compensate and reimburse
Dunnigan as follows:


      (i)  Fee.  T&B shall pay to Dunnigan, in
consideration of his services as Chairman of its Board, a Chairman's fee of no less than $500,000 per year, payable in twenty-four (24) substantially equal installments. The Board of Directors of T&B may, in its discretion, from time to time increase the fee. Except for this fee, and the benefits described below, Dunnigan shall receive no additional fees, stock awards, retirement benefits or other compensation for serving as a member of the Board or of a committee of the Board.


      (ii) T&B Benefits. During the Term, T&B shall provide Dunnigan and his "dependents" (as that term may be defined under the applicable T&B benefit plan(s)) all benefits provided other T&B retired senior corporate executives and their dependents.


     (iii)  Perquisites.    During the Term, T&B will
continue to pay membership fees arising from Dunnigan's membership in the TPC Southwind Golf Club, Memphis, Tennessee, which he uses for T&B business purposes. Until May 6, 2000, T&B will continue to provide Dunnigan an automobile allowance according to existing practice.


     (iv)  Office.   During the Term, T&B shall
provide Dunnigan with an office in the executive section of T&B's headquarters building and with secretarial support.


      (v) Expenses. Dunnigan shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term (in accordance with the policies and procedures established for T&B senior executive officers) in performing services hereunder.


      4.  TERMINATION; DISABILITY; DEATH.

      (a) Termination by T&B. The Board of Directors of T&B may terminate this Agreement and may remove Dunnigan as a director for cause. For the purpose of this Agreement, the Board shall have "cause" to terminate this Agreement upon (i) the willful failure by Dunnigan to substantially perform his duties hereunder (including, under the circumstances set forth in subsection (c) below, for Dunnigan's incapacity due to physical or mental disability); or (ii) the willful engaging by Dunnigan in gross misconduct materially injurious to T&B; or (iii) the willful violation by Dunnigan of the provisions of Sections 3(b) and 5 hereof, provided that such a violation results in material injury to T&B.

     For the purpose of this Section 4(a), no act or failure to act on Dunnigan's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in the best interests of T&B. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for cause unless and until there shall have been delivered to Dunnigan a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board excluding Dunnigan, at a meeting of the Board called and held for that purpose (after reasonable notice to Dunnigan and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Dunnigan was guilty of conduct set forth above in clause
(i), (ii) or (iii) of the first sentence of this subsection (a) above, and specifying the particulars thereof in detail.

     If Dunnigan's service on the Board should be terminated for cause, T&B shall pay him all fees due through the end of the month of his termination and shall have no further obligations to Dunnigan under the post-retirement provisions of this Agreement.


     (b)  Termination by Dunnigan.  Dunnigan may terminate
his membership on T&B's Board of Directors by giving sixty (60) days' advance written notice to T&B of his intention to terminate. If the basis for that decision is T&B's breach of a material provision of this Agreement or the termination of Dunnigan without affording him the notice and hearing required by subsection (a) above, then Dunnigan shall continue to receive the compensation and benefits due under this Agreement until the breach has been cured and/or all procedural requirements for Dunnigan's termination have been observed. If Dunnigan should terminate his Board membership for any other reason, such an action shall result in Dunnigan's loss of all entitlement to fees and other benefits accruing to him by virtue of his service as non-employee Chairman of the Board. However, Dunnigan shall not forfeit those stock options, special stock award, restricted stock award and other benefits set forth in Section 2(a) through
(i), all of which were granted to him as entitlements in connection with his retirement as an employee and executive
officer of T&B.   Following any such termination by Dunnigan, he
shall continue to be bound by the restrictions set forth in Sections 5(a) and 5(b) below.


      (c)  Disability.

      (i)Definition; Termination. Dunnigan's service as Chairman hereunder shall be terminated if, as a result of his physical or mental disability, he shall not have been performing his duties and obligations hereunder on a regular basis for a period of at least six (6) consecutive months, and within thirty
(30) days after written notice of termination is given by the Board (which may occur before or after the end of such six-month period) he shall not have returned to the performance of his duties and obligations hereunder on a regular basis nor stated a reasonably early time when he would do so.


      (ii) Amounts Due Upon Becoming Disabled. For any period during the Term in which Dunnigan fails to perform his duties hereunder as a result of physical or mental disability, he shall continue to receive his full fee at the rate then in effect, reduced by the amounts, if any, paid to him under T&B's disability benefit plan, any other disability plan and under the Social Security disability insurance program.


      (d)  Death.  If Dunnigan's services as Chairman of
T&B's Board of Directors should be terminated by his death during the Term, then T&B shall pay Dunnigan's estate as follows:


      (i) Dunnigan's estate shall receive his full contractual benefits under this Agreement through the end of the month next following the date of his death. Following this date, all the benefits described in Section 3(c) above, at subsections
(i), (iii), (iv) and (v), shall terminate. The benefits described in Section 3(c)(ii) shall survive Dunnigan's death, however, and inure to the benefit of a living spouse and dependents, if any.


      (ii) As set forth in Section 2(e) above, upon Dunnigan's death during the Term, all his then outstanding stock options shall become immediately exercisable, and any outstanding restricted shares will immediately vest and their restrictions lapse. Upon appropriate official request, these options and shares will be transferred to the persons or beneficiaries of Dunnigan's choice, as more fully set forth in Section 8(b), below.


     5.   COVENANTS AS TO CONFIDENTIAL INFORMATION AND
          COMPETITIVE CONDUCT.

     (a) Unauthorized Disclosure. During the Term and afterward, Dunnigan shall not, without the consent of the Board as reflected in the minutes of the meetings of the Board or any of its committees, disclose to any person -- other than an employee of T&B, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Dunnigan of his duties on behalf of T&B, or as may be required by a court or governmental agency with appropriate authority -- any material confidential information obtained by him, either while employed by T&B or during the Term, with respect to any of T&B's (and its subsidiaries') plans, strategies, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture, the disclosure of which he knows could be materially damaging to T&B; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Dunnigan) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by T&B.


      (b) Restrictive Covenant During the Term. Dunnigan shall not, directly or indirectly, render services to, or invest in, or loan funds to, any person, firm, corporation, association or other entity which competes, directly or indirectly, with any T&B business, without the prior consent of the Board as reflected in the minutes of the meetings of the Board or any of its committees. This restriction shall not apply to investments in funds, such as an S&P 500 Index fund, which may include some companies in competition with T&B, but for which Dunnigan has no specific power of direction.


      (c) T&B Remedies. In the event of an actual or threatened breach by Dunnigan of the provisions of this Section 5, T&B shall be entitled to terminate this Agreement as provided in Section 4 and to seek immediate injunctive relief restraining Dunnigan from conduct in breach or threatened breach of the covenants contained in this Section 5. Nothing herein shall be construed as prohibiting T&B from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.


      6. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (except as provided in Section 5(c) as to injunctive relief) shall be settled by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise in writing. Judgment may be entered on the arbitrator's award in any court having jurisdiction.


      7. WAIVER OF BREACH. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time.


      8.  SUCCESSORS: BINDING AGREEMENT.

      (a) Obligations of T&B's Successor. T&B shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all or a majority of the business and/or assets of T&B, by agreement in form and substance satisfactory to Dunnigan, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that T&B would be required to perform it if no such succession had taken place.


      (b) Rights of Dunnigan's Successors. This Agreement and all rights of Dunnigan hereunder shall inure to the benefit of, and be enforceable by, Dunnigan's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Dunnigan should die while any amounts would still be due and payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement to Dunnigan's devisee, legatee or other designee or, if there be no such devisee, legatee or other designee, to Dunnigan's estate. Dunnigan shall designate to T&B the appropriate person(s) to contact upon his death (or disability), and shall notify T&B in writing of any changes in designation.


      (c) Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Dunnigan. T&B may assign this Agreement and its rights and obligations hereunder without the consent of Dunnigan, subject to the provisions in subsection (a) above.


      9.  NOTICE.   All notices and all other communications
required or provided for in this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United
States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to Dunnigan:

     T. Kevin Dunnigan
     8683 Players Fairway
     Memphis, Tennessee 38125

     If to T&B:

     Thomas & Betts Corporation
     1555 Lynnfield Road
     Memphis, Tennessee   38119
     Attention: President

or to such other address as either party may have furnished to the other in writing at the addresses provided above, except that notices of change of address shall be effective only upon receipt.


      10.  MISCELLANEOUS PROVISIONS.

     (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excepting its choice of law provisions. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulations or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect, validity and enforceability of the remaining portions of this Agreement.


     (b) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.


     (c) Amendments. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board of Directors of T&B, shall have authority on behalf of T&B to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.IN WITNESS WHEREOF, T&B has caused this Agreement to be executed and its corporate seal to be affixed and attested by its authorized officer, and Dunnigan has executed this Agreement, as of the 5th day of February, 1997.

                                       THOMAS & BETTS CORPORATION


                                       By:/s/Jerry Kronenberg

Attest:


By:/s/Janice H. Way


                                       /s/T. Kevin Dunnigan
                                       T. KEVIN DUNNIGAN